Exhibit 99.1

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands except per share amounts)	March 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$53,038	$46,540
Investments	59,267	54,040
Accounts receivable	2,009	2,822
Inventory, net	10,597	9,592
Prepaid expenses and other current assets	1,570	2,006

Total current assets	126,481	115,000
Property and equipment, net	12,779	14,329
Other long-term assets	514	354

Total assets	$139,774	$129,683

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,011	$2,988
Accrued expenses and other current liabilities	7,425	8,204
Deferred revenue, current	2,961	3,378
Facility financing obligation, current	182	173

Total current liabilities	13,579	14,743
Deferred revenue, non-current	794	800
Deferred rent and other long-term liabilities	1,895	2,145
Notes payable, non-current	12,851	—
Financing derivative	999	—
Facility financing obligation, non-current	2,565	2,613

Total liabilities	32,683	20,301

Stockholders’ equity
Preferred Stock, $0.001 par value: Authorized 50,000 shares; No shares issued or outstanding at March 31, 2013 and December 31, 2012	—	—
Common Stock and additional paid-in-capital, $0.001 par value: Authorized 1,000,000 shares; Issued and outstanding 60,824 shares at March 31, 2013 and 56,170 shares at December 31, 2012	664,204	645,372
Accumulated other comprehensive income	11	30
Accumulated deficit	(557,124)	(536,020)

Total stockholders’ equity	107,091	109,382

Total liabilities and stockholders’ equity	$139,774	$129,683